Exhibit 99.6

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of Denali SPAC Holdco, Inc. (“Holdco”) to be filed with the U.S. Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the shares of Holdco’s common stock and warrants to purchase Holdco’s common stock issuable in connection with the business combination described therein (the “Business Combination”).

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related joint proxy statement/prospectus as having consented to serve as a director of Holdco effective immediately after the completion of the Business Combination contemplated by the Registration Statement and such joint proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

March 28, 2023	/s/ Vikram Bajaj
Vikram Bajaj